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                                                                  EXHIBIT 99.2




                     DIXON, FRANCIS, DAVIS & ONESON, INC.
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                        CERTIFIED PUBLIC ACCOUNTANTS
  BUCKEYE EXECUTIVE AIRPORT   P.O. BOX 100   HEBRON, OHIO 43025   614-928-1000


                        INDEPENDENT AUDITOR'S REPORT

Board of Directors
The First National Bank
Barnesville, Ohio

Gentlemen:
     We have audited the accompanying statement of condition of The First National Bank as of December 31, 1991 and the related statements of income, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The First National Bank as of December 31, 1991 and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                                        DIXON, FRANCIS, DAVIS &
                                                          ONESON, INC.
April 10, 1992